EXHIBIT 99

DIME COMMUNITY BANCSHARES REPORTS EARNINGS FOR THE QUARTER ENDED MARCH 31, 2009

Core Diluted EPS of $0.17; Core Deposits Up 10%

Brooklyn, NY – April 29, 2009 - Dime Community Bancshares, Inc. (Nasdaq: DCOM) (the "Company"), the parent company of The Dime Savings Bank of Williamsburgh ("Dime"), today reported consolidated net income of $2.9 million, or 9 cents per diluted share, for the quarter ended March 31, 2009, compared to $5.3 million, or 16 cents per diluted share, for the quarter ended December 31, 2008 and $6.0 million, or 18 cents per diluted share, for the quarter ended March 31, 2008.

There were two variances which caused reported earnings to deviate from last quarter’s discussion of the outlook: Other-than-temporary impairment (“OTTI”) charges and augmented loan loss provisioning and credit costs.  During the quarter, the Company booked an OTTI charge related to three pooled bank trust preferred securities downgraded by rating agencies.  This resulted in a pre-tax charge of $2.0 million.  Additionally, the Company booked a pre-tax $3.1 million OTTI charge related to five equity mutual funds with a cost basis of $6.6 million.  These equity funds were initially established as a long-term investment, but due to the significant deterioration in the valuation of U. S. and international equity markets, as well as the extended duration of this decline, an OTTI charge was recognized.  Lastly, the Company’s quarter-end evaluation of the adequacy of the loan loss reserve and periodic credit costs resulted in a total quarterly pre-tax charge of $4.1 million, compared to a pre-tax $2.0 million charge included in last quarter’s earnings outlook.  On an earnings per share basis, the variance of 12 cents is comprised of 8 cents for OTTI charges and 4 cents for credit costs exceeding those previously forecasted.  Excluding these variances, earnings per share would have been 21 cents for the quarter ended March 31, 2009, in line with the range in the outlook of 20 to 22 cents.

Vincent F. Palagiano, Chairman and CEO of the Company stated, "OTTI and credit costs resulted in earnings per share falling below the range provided in the outlook section of our prior earnings release.  Nevertheless, net interest income rose, non-performing loan levels remained among the lowest, both nationally and regionally, the quarterly common stock dividend was maintained at its existing level, and the Company still maintained its tangible capital ratio from the prior quarter-end."  Significantly, non-performing loans represented only 40 basis points of total loans at March 31, 2009.

Mr. Palagiano concluded, "We remain optimistic about growth in net interest income for the remainder of the year, as the steep slope currently present in the yield curve is advantageous for Dime."

Core earnings were $0.17 per diluted share during the quarter ended March 31, 2009, and $0.22 per diluted share during the quarter ended December 31, 2008.  Core earnings for the quarter ended March 31, 2009 excluded the combined $5.0 million of pre-tax OTTI charges on securities discussed above.  Core earnings for the March 2009 quarter additionally excluded a $431,000 pre-tax gain recognized on the sale of a $10 million portfolio of municipal agency securities.  The net effect of these items was to reduce after-tax net income by $2.5 million, or 8 cents per diluted share during the period.  During the quarter ended December 31, 2008, reported earnings were adversely impacted by 6 cents due to a $1.7 million after-tax OTTI charge related to two pooled bank trust preferred securities.

OTHER FIRST QUARTER 2009 HIGHLIGHTS

•	Assets fell $14.8 million, as the Company sought to curtail asset growth and focus on preserving and enhancing its well-capitalized posture.
•	At March 31, 2009, non-performing loans totaled $13.1 million, or 0.40% of total loans, while the allowance for loan losses totaled $18.4 million, or 0.56% of total loans, a coverage ratio of 140%.
•	Real estate loan originations were $83.7 million, below the $230.5 million level in the December 2008 quarter and $163.7 million level in the March 2008 quarter.
•	Total deposits grew $75.5 million, or 3%.
•
Incremental growth in the allowance for loan losses approximated $900,000, as the aggregate loan loss provision and other transfers into the allowance for loan losses exceeded net charge-offs and other transfers out of the allowance for loan losses.

•	The Company provided $1.5 million related to loans sold with recourse.
•	Net interest margin was 2.51%, down from 2.63% in the December 2008 quarter, and up from 2.32% in the March 2008 quarter.
•	Prepayment and other fee income declined significantly to $292,000 compared to $971,000 in the December 2008 quarter and $1.1 million in the March 2008 quarter.
•	The Company grew its consolidated ratio of tangible capital to tangible assets from 5.79% to 5.83%.
•	FDIC insurance premium expense increased $507,000 from the previous quarter, and $744,000 from the prior year.

The net interest margin was down slightly during the quarter because Dime was temporarily carrying approximately $200 million in liquid funds.  A portion of these funds, combined with $100 million of cash received in April 2009 from a sale of multifamily loans, are planned to fund deposit outflows and maturing borrowings throughout the remainder of the year.  This rebalancing should lead to a smaller balance sheet by year-end.

Prepayment fees declined along with the pace of refinancing in the commercial mortgage market.  Refinancing activity has picked up slightly in the second quarter; however, the Company does not expect a near-term return to the more robust levels experienced in 2008.

NET INTEREST INCOME

Net interest income was $24.1 million during the March 2009 quarter, up $300,000 from the December 2008 quarter.  Growth in average interest earning assets of $224.2 million from the December 2008 quarter to the March 2009 quarter generated the increase in the linked quarter net interest income.  Offsetting the increase in average interest earning assets was a decline in net interest margin from 2.63% in the December 2008 quarter to 2.51% in the March 2009 quarter.  The decline in net interest margin reflected the Company's decision to retain deposit inflows in highly liquid cash balances at the Federal Reserve Bank, earning a negative spread to funding costs.

Mr. Palagiano commented, "Late in 2008 (in the post-TARP operating environment), our business strategy shifted considerably toward capital preservation, resulting in the decision to curb asset growth this year.  The combination of deposit growth experienced from promotional programs instituted in late 2008, and unanticipated inflows of commercial money market and checking deposits during the first few months of 2009, created funding in excess of our desired level during the March 2009 quarter. We elected to keep these funds highly liquid.  While that decision adversely impacted our net interest margin during the most recent quarter, we expect that it will allow management to maintain considerable flexibility in managing deposits and borrowings during the remainder of 2009."

Declines of $679,000 in prepayment and other fee income and $94,000 in FHLBNY capital stock income during the quarter ended March 31, 2009 compared to the December 2008 quarter also contributed to the decline in net interest margin from the level experienced in the December 2008 quarter.  Cost of deposits declined from 2.69% in the December 2008 quarter to 2.48% in the March 2009 quarter, which is a precursor to higher levels of net interest income going forward.

Net interest income exceeded the March 2008 quarterly level by $4.9 million, driven by growth of $534 million in average interest earning assets and an increase in the net interest margin of 19 basis points from the quarter ended March 31, 2008 to the quarter ended March 31, 2009.  The growth in average interest earning assets reflected the significant loan origination volume and asset growth experienced by the Company in 2008.

PROVISION / ALLOWANCE FOR LOAN LOSSES AND PROBLEM PORTFOLIO LOANS

Non-performing loans, which were $3.1 million at March 31, 2008, rose to $7.4 million at December 31, 2008 and $13.1 million at March 31, 2009.  In addition to the higher level of non-performing loans, there were approximately $19 million of loans that were over 30 days delinquent as of March 31, 2009, compared to $5 million at December 31, 2008.

Mr. Palagiano noted, "It appears we are now in a weaker market for commercial real estate in New York.  Multifamily residential credits appear stable.  Market-based rents are off slightly but rent regulated apartments appear unaffected.  The consensus of real estate professionals is that commercial credits (office buildings and retail space) in the New York City metropolitan area will deteriorate further."  The Bank has a small percentage of real estate loans collateralized by office space in its portfolio (typically professional and medical offices), and virtually no credits outstanding to retail space containing "big box" retailers.  Mr. Palagiano additionally stated, "At the beginning of a downturn in the credit cycle, it is typical to see marginal operators who begin to experience cash flow problems turning to banks for relief.  We lend on the strength of the building’s existing cash flow, so when problems occur we have found that they do not evolve generally from the type of collateral underlying the loan, or the amount of leverage, as much as from the expertise of the owners/operators."

In recognition of this negative outlook, the Company began increasing its quarterly loan loss provision during the June 2008 quarter and will continue to do so this year.  In addition, management actively managed its problem loan portfolio during the quarter ended March 31, 2009, selling several loans that had entered non-performing status during the period.

Mr. Palagiano continued, "We are hearing from multiple buyers in the market for non-performing loans, a number of which the Bank sold during the quarter, some at a discount and others at par.  It is a hopeful sign that investors remain interested in quality properties."

Mr. Palagiano stated, "Our objectives are to stay ahead of credit costs by passing them through income in a timely manner and to be realistic in the valuation of troubled credits so that credit losses do not linger on the balance sheet.  We are fortunate to be able to take these steps in a very favorable yield curve environment in which the outlook for core earnings is strong."

During the March 2009 quarter, total credit costs recognized through earnings were $4.1 million, comprised of the $2.6 million provision for loan losses and a $1.5 million provision for losses on loans sold to Fannie Mae with recourse (recorded as a component of mortgage banking income).  Total charge-offs recognized on problem loans were $1.9 million.

At March 31, 2009, the allowance for loan losses was $18.4 million, or 140% of non-performing loans.

NON-INTEREST INCOME

OTTI and Gain on Sale of Investment Securities.

The Company elected to early adopt Financial Accounting Standards Board Staff Position Number FAS 115-2 and FAS 124-2, "Recognition and Presentation of Other-Than-Temporary Impairments."  This standard establishes a process by which the OTTI associated with debt securities is divided between a credit-related component (which is recognized through earnings) and a non-credit component (which is recognized through accumulated other comprehensive income).  As a result of adoption of the new standard, the Company increased its retained earnings balance as of January 1, 2009 by $1.3 million, (with a corresponding offset to accumulated other comprehensive loss) reflecting the after-tax, non-credit component of the OTTI charge recognized during the quarter ended December 31, 2008.

The two pooled trust preferred securities that were deemed other-than-temporarily impaired at December 31, 2008 continued to meet the criteria for OTTI at March 31, 2009.  Due to a deterioration in credit conditions in connection with the collateral underlying these securities, applying the provisions of this new standard resulted in a pre-tax charge of $1.6 million through earnings during the quarter ended March 31, 2009.  In addition, a third pooled trust preferred security met the criteria for OTTI at March 31, 2009, on which a charge of $356,000 was reflected in earnings for the quarter.

As of March 31, 2009, all of the Company's pooled trust preferred securities have paid all contractual cash flows since the Company’s initial investment. In management’s judgment, however, the credit quality of the collateral pool underlying three of the securities deteriorated to the point that full recovery of the Company’s initial investment was considered to be uncertain, thus resulting in recognition of OTTI.  The remaining aggregate amortized cost of these securities that could be subject to future OTTI charges through earnings was $16.8 million at March 31, 2009.  Of this total, unrealized losses of $7.4 million have already been recognized as a component of accumulated other comprehensive income.

Additionally, the Company recognized a pre-tax $3.1 million OTTI charge on five actively-managed equity mutual fund investments during the March 2009 quarter.  OTTI charges recognized in earnings are reflected in non-interest income.  Partially offsetting the OTTI charges during the quarter ended March 31, 2009, was a pre-tax gain of $431,000 recognized on the sale of the Company's $10 million portfolio of municipal agency securities.  The Company no longer holds municipal securities in its investment portfolio.

Mortgage Banking Income and Delinquent Loans Sold with Recourse to Fannie Mae

Loan sales were negligible during the quarters ended March 31, 2009, December 31, 2008 and March 31, 2008.  Gains on loan sales are included in the mortgage banking income line item in the consolidated statements of operations.  Dime's M-Flex lender agreement with Fannie Mae expired on December 31, 2008, its stated termination date, and no new agreement is currently contemplated.  The Bank will continue to seek to originate and sell multifamily loans in order to meet its balance sheet objectives.

Mortgage banking losses totaled $1.2 million during the quarter ended March 31, 2009, reflecting a provision to the reserve for losses on Fannie Mae serviced loans of $1.5 million, that was partially offset by servicing fee income of $255,000.  This mortgage banking loss fell below the $2.0 million level recognized in the December 2008 quarter, during which a $2.0 million provision to the reserve for losses on Fannie Mae serviced loans was recorded and was partially offset by approximately $206,000 of servicing fee income.  Mortgage banking income was $286,000 during the March 2008 quarter reflecting $199,000 of servicing fee income and $87,000 of net gains on loans sold.

Since the inception of the Fannie Mae program, Dime has sold approximately $660 million of multifamily loans to Fannie Mae. This portfolio had an outstanding principal balance of $507.5 million at March 31, 2009.  During the quarter ended March 31, 2009, the Company re-acquired four delinquent loans from Fannie Mae with an outstanding principal balance of $5.7 million.  In March 2009, Dime sold three of these four loans.  The remaining loan, with a balance of $3.3 million, was included in Dime's non-performing loan total at March 31, 2009.

Within the Fannie Mae portfolio, loans delinquent 90 days or more declined from $23.7 million at December 31, 2008 to $17.3 million at March 31, 2009.  This decline resulted primarily from the re-acquisition of the four loans totaling $5.7 million during the period.  The majority of the 90-day or more delinquency total at March 31, 2009 was comprised of one loan totaling $13.2 million secured by five apartment buildings.  These five buildings are located in the Bronx, New York, and contain a total of 260 units.  The Company re-acquired this loan from Fannie Mae on April 27, 2009.  The property is currently under contract of sale, with the existing mortgage to be assumed by the purchaser.

At March 31, 2009, there were $3.0 million of loans delinquent less than 90 days within the pool of loans serviced for Fannie Mae.

The Bank’s aggregate support obligation (first loss position) for loans sold to Fannie Mae was $21.9 million as of March 31, 2009, against which $4.0 million had been recorded through income in current and prior periods as a reserve for the support obligation.  At March 31, 2009, the reserve for support obligation approximated 0.78% of the remaining principal balance of loans in the pool.  This reserve for support obligation balance is recorded as a liability on the balance sheet, and all additions to the reserve are charged against mortgage banking (non-interest) income.

Other Components of Non-Interest Income

Other components of non-interest income totaled $1.7 million during the quarter ended March 31, 2009, down from $2.1 million during the December 2008 quarter and $2.0 million during the March 2008 quarter, reflecting both lower retail deposit fees and loan administrative fee income, based on volumes.

NON-INTEREST EXPENSE

Non-interest expense was $13.6 million during the quarter ended March 31, 2009, an increase of $1.1 million from the December 2008 quarter.  This increase reflected higher compensation and benefits costs of $790,000, of which $285,000 was due to increased staffing levels reflecting the addition of the Brooklyn Heights branch that opened in late 2008, normal annual salary increases, increased payroll taxes, and a $393,000 increase to expenses associated with the employee pension plan (which was frozen as to additional benefits in April 2000). Higher occupancy and equipment expense of $269,000 reflected the addition of the new branch and higher seasonal building maintenance expense.  In addition, the Bank experienced higher FDIC assessment expense of $507,000 resulting from a re-capitalization plan implemented by the FDIC in late 2008.  Other operating expenses declined $551,000 primarily as a result of reduced marketing expenses as promotional activities were minimized during the March 2009 quarter.

Compared to the March 2008 quarter, non-interest expense increased $1.3 million during the quarter ended March 31, 2009, reflecting increases of $567,000 in compensation and benefits, $516,000 in occupancy and equipment costs, and $744,000 in FDIC assessment expense.  These increases all reflect the same conditions discussed in the previous paragraph.  Other operating expenses declined $475,000 as a result of lower marketing and legal consulting expenses.

INCOME TAX EXPENSE

The Company's customary consolidated effective tax rate approximates 37%,  The impact of the non-recurring OTTI charges on investment securities (which are taxed at a higher effective tax rate) reduced the actual effective tax rate for the quarter ended March 31, 2009 to 26%.  Similarly, the OTTI charges reduced the effective tax rate for the December 2008 quarter to 28%.

BALANCE SHEET

Total assets declined $14.8 million during the quarter ended March 31, 2009, as the Company implemented a capital preservation strategy during the period that curtailed asset growth.

The decline in assets was experienced primarily in both investment and mortgage-backed securities, as the Company sold $10 million of its investment securities and did not purchase any investments or mortgage backed securities during the period.

Offsetting the decline in these asset accounts was a net decline of $17.6 million in liabilities.  This decline reflected a reduction of $60.0 million in maturing FHLBNY advances.  In addition, escrow and other deposits declined $33.7 million as semi-annual real estate tax payments made on behalf of borrowers were funded in early January 2009.  Deposits increased $75.5 million during the quarter, as deposit outflows did not materialize as expected due to a decline in the premium deposit pricing that characterized the marketplace during the quarter.

Real Estate Lending and Loan Amortization

Real estate loan originations totaled $83.7 million during the quarter ended March 31, 2009. The average rate on real estate loan originations during the quarter was 6.21%, compared to 6.09% during the quarter ended December 31, 2008 and 6.03% during the quarter ended March 31, 2008.

Real estate loan amortization during the March 2009 quarter approximated 9% of the real estate loan portfolio on an annualized basis, compared to 16% during the December 2008 quarter and 14% during the March 2008 quarter.  This was slightly below management’s forecast of prepayment speeds disclosed at the commencement of the year.

Also at March 31, 2009, the Bank had a commitment to sell an 80% participation in approximately $124 million of multifamily loans from portfolio.  This is similar to a loan sale transaction which occurred in the third quarter of 2008.  The loans were sold at par and without recourse.  This transaction settled on April 20, 2009 and the Bank recognized a mortgage servicing gain of approximately $600,000 on the sale (as a component of mortgage banking income), which will be reflected in the June 2009 quarterly results.  The Bank retained servicing on all of the loans.

Deposits

Deposits increased $75.5 million from December 31, 2008 to March 31, 2009.  Core deposits rose $114.3 million, or 10%, during the quarter ended March 31, 2009, and were offset by a decline of $38.8 million in certificates of deposit.  Within core deposits, money markets increased by $100.8 million, checking accounts increased $3.8 million, and passbook savings accounts increased $9.6 million.

During the March 2009 quarter, there were far fewer bank competitors offering premium deposit pricing, therefore the spread narrowed between deposit rates and Treasury rates across all maturities.  A portion of the deposit inflows and deposit retention can also be attributed to the fact that savers sought the safety and security of FDIC-insured deposits.  Dime gained both money market and checking accounts through its promotional marketing efforts, notwithstanding that the Bank’s offering rate declined.  For example money market offering rates declined from 2.8% at January 1, 2009 to 1.5% at March 31, 2009.  Dime took the opportunity to compete for IRA plans as the first calendar quarter provided unique opportunities to increase IRA households.  IRA deposits increased from $131.6 million at December 31, 2008 to $153.7 million at March 31, 2009.  As compared to non-IRA households, current Dime IRA households maintain 132% higher average total deposit balances, 18% higher average checking balances, and 78% of these customers have been depositors at Dime for more than 5 years.  Promotional interest pricing at Dime has been suspended until the retail deposit market normalizes.  There are approximately $150.5 million of promotional rate CDs with a weighted average rate of 4.62% maturing during the second and third quarters of 2009, which will have a positive impact on net interest margin in the second half of 2009.  One- and two-year offering rates on new and renewing CDs are approximately 1.25% and 2.25%, respectively.  The Bank is also maintaining a pool of liquidity to fund potential outflows of deposits.

Dime's primary deposit strategy continues to be gathering checking accounts (interest bearing or non-interest bearing) in order to establish a more cost effective and stable component of deposit funding and build core retail customer relationships.

In December 2008, Dime opened its 23rd retail branch office, located in Brooklyn Heights, New York.  This branch had $17.1 million in aggregate deposits as of March 31, 2009, of which $2.5 million, or 15%, were checking based product.

Including this relatively new branch, average deposits per branch still exceeded $100 million at March 31, 2009, the approximate level at March 31, 2008.  Core deposits (deposits exclusive of CDs) comprised 52% of total deposits at March 31, 2009, up from 49% at December 31, 2008 and down slightly from 53% at March 31, 2008.  The loan-to-deposit ratio was 141% at March 31, 2009, compared to 146% at December 31, 2008 and 134% at March 31, 2008.

Stockholders' Equity

The Company’s reported total stockholders' equity at March 31, 2009 was $279.7 million, or 6.92% of total assets, compared to $277.0 million, or 6.83% of total assets, at December 31, 2008.

After outlays for dividends paid to shareholders, the Company’s tangible stockholders' equity increased slightly to $232.4 million at March 31, 2009, compared to $232.2 million at December 31, 2008.  The quarterly cash dividend paid in February 2009 represented a payout ratio of 82% of first quarter 2009 core earnings.  At March 31, 2009, the consolidated tangible stockholders’ equity ratio was 5.83% of tangible assets and tangible book value per share was $6.80.

The Company has no TARP capital.

There were no stock repurchases during the quarter ended March 31, 2009.  As of March 31, 2009, the Company had an additional 1,124,549 shares remaining eligible for repurchase under its twelfth stock repurchase program, approved in June 2007.

For the quarter ended March 31, 2009, the reported returns on average stockholders' equity and average tangible equity were 4.08% and 4.89%, respectively.  The core returns on average stockholders' equity and average tangible equity were 7.82% and 9.36%, respectively.  Core returns primarily exclude OTTI charges.  Finally, the core cash return on average tangible stockholders' equity (the fundamental measure of new internally generated capital) was 10.46%.

OUTLOOK

Diluted earnings per share for the quarter ended March 31, 2009 were adversely impacted by 8 cents of OTTI charges on investment securities and 4 cents of pre-tax loan credit costs exceeding the level factored into the guidance estimate from our previous earnings release by $2.1 million.  Removing these two items, diluted earnings per share would have been $0.21 for the March 2009 quarter, in line with the forecasted level in the Company's previous earnings release.

The average cost of deposits decreased from 2.69% during the December 2008 quarter to 2.48% during the March 2009 quarter, as the Company ceased using promotional rates in its deposit gathering campaigns in mid-January 2009, and lowered its offering rates on both new certificates of deposit as well as most of its core deposits. Indicative of the anticipated upward trend for net interest margin for the next several quarters, the weighted average rate of deposits at April 1, 2009 was down to 2.23%, lower again than the 2.48% average cost of deposits in the first quarter.  It is expected that deposits raised in late 2008 using promotional rates will either flow out or reprice in a manner that will favorably impact the net interest margin in the upcoming quarters.

There are approximately $181 million in portfolio mortgage loans with a weighted average coupon of 5.47% scheduled to contractually reprice or mature during 2009.  Today's rates for similar products are in the range of 5.875% to 6.125%.

Amortization rates (including prepayments and loan refinancing activity), which approximated 9% during the first quarter of 2009, are expected to fall in the 10% to 15% range during the remainder of 2009, reflecting ongoing loan refinancing activity as loans approach their contractual repricing.

The recapitalization plans recently implemented by the FDIC are still expected to adversely impact earnings for the remainder of 2009, with 2009 insurance expense still forecasted to exceed the 2008 level by $2.3 million exclusive of the proposed one-time special assessment, which has yet to be finalized by the agency.  Based upon the current consensus, the one-time, estimated special assessment of 8 cents per $100 of deposits could add another $1.8 million in pre-tax expense, and is included in the guidance.

At March 31, 2009, the real estate loan commitment pipeline approximated $70.3 million, including $3.6 million of commitments on loans intended for sale.  The real estate loan pipeline intended for portfolio retention had a weighted average interest rate approximating 6.00% at March 31, 2009.

Operating expenses for the June 2009 quarter are expected to approximate $15.1 million, including the one-time, estimated special FDIC assessment of $1.8 million discussed above.

The quarterly provision for loan losses and credit costs built into the current projection of earnings for the June 2009 quarter approximates $3.0 million pre-tax.  Based on the strength of declining funding costs, earnings per diluted share are estimated to be in the range of $0.19 to $0.21 for the June 2009 quarter, including the gain on the sale of loans recognized on April 20, 2009.

ABOUT DIME COMMUNITY BANCSHARES

The Company (Nasdaq: DCOM) had $4.04 billion in consolidated assets as of March 31, 2009, and is the parent company of Dime.  Dime was founded in 1864, is headquartered in Brooklyn, New York, and currently has twenty-three branches located throughout Brooklyn, Queens, the Bronx and Nassau County, New York.  More information on the Company and Dime can be found on the Dime's Internet website at www.dime.com.

This News Release contains a number of forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act").  These statements may be identified by use of words such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "outlook," "plan," "potential," "predict," "project," "should," "will," "would" and similar terms and phrases, including references to assumptions.
Forward-looking statements are based upon various assumptions and analyses made by the Company in light of management's experience and its perception of historical trends, current conditions and expected future developments, as well as other factors it believes are appropriate under the circumstances. These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors (many of which are beyond the Company's control) that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. These factors include, without limitation, the following:  the timing and occurrence or non-occurrence of events may be subject to circumstances beyond the Company’s control; there may be increases in competitive pressure among financial institutions or from non-financial institutions; changes in the interest rate environment may reduce interest margins; changes in deposit flows, loan demand or real estate values may adversely affect the business of the Bank; changes in accounting principles, policies or guidelines may cause the Company’s financial condition to be perceived differently; changes in corporate and/or individual income tax laws may adversely affect the Company's financial condition or results of operations; general economic conditions, either nationally or locally in some or all areas in which the Company conducts business, or conditions in the securities markets or the banking industry may be less favorable than the Company currently anticipates; legislation or regulatory changes may adversely affect the Company’s business; technological changes may be more difficult or expensive than the Company  anticipates; success or consummation of new business initiatives may be more difficult or expensive than the Company anticipates; or litigation or other matters before regulatory agencies, whether currently existing or commencing in the future, may delay the occurrence or non-occurrence of events longer than the Company anticipates.

Contact:	Kenneth Ceonzo
Director of Investor Relations
718-782-6200 extension 8279

DIME COMMUNITY BANCSHARES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(In thousands except share amounts)
	March 31, 2009
	(Unaudited)	December 31, 2008
ASSETS:
Cash and due from banks	$ 199,318	$ 211,020
Investment securities held to maturity	9,406	10,861
Investment securities available for sale	5,966	16,602
Mortgage-backed securities available for sale	287,335	301,351
Federal funds sold and other short-term investments	20,230	-
Real Estate Loans:
One-to-four family and cooperative apartment	143,074	142,295
Multifamily and underlying cooperative	2,170,922	2,242,542
Commercial real estate	827,875	848,208
Construction and land acquisition	50,824	52,982
Unearned discounts and net deferred loan fees	3,335	3,287
Total real estate loans	3,196,030	3,289,314
Other loans	1,942	2,191
Allowance for loan losses	(18,351)	(17,454)
Total loans, net	3,179,621	3,274,051
Loans held for sale	100,377	-
Premises and fixed assets, net	30,144	30,426
Federal Home Loan Bank of New York capital stock	50,735	53,435
Other real estate owned, net	300	300
Goodwill	55,638	55,638
Other assets	101,688	101,914
TOTAL ASSETS	$ 4,040,758	$ 4,055,598
LIABILITIES AND STOCKHOLDERS' EQUITY:
Deposits:
Non-interest bearing checking	$91,952	$90,710
Interest Bearing Checking	115,277	112,687
Savings	279,956	270,321
Money Market	734,001	633,167
Sub-total	$1,221,186	$1,106,885
Certificates of deposit	1,114,338	1,153,166
Total Due to Depositors	2,335,524	2,260,051
Escrow and other deposits	96,423	130,121
Securities sold under agreements to repurchase	230,000	230,000
Federal Home Loan Bank of New York advances	959,675	1,019,675
Subordinated Notes Sold	25,000	25,000
Trust Preferred Notes Payable	72,165	72,165
Other liabilities	42,249	41,622
TOTAL LIABILITIES	3,761,036	3,778,634
STOCKHOLDERS' EQUITY:
Common stock ($0.01 par, 125,000,000 shares authorized, 51,122,319 shares issued at bothMarch 31, 2009 and December 31, 2008, and 34,179,900 shares outstanding at both March 31, 2009and December 31, 2008)	511	511
Additional paid-in capital	214,357	213,917
Retained earnings	297,350	297,848
Unallocated common stock of Employee Stock Ownership Plan	(3,875)	(3,933)
Unearned common stock of Restricted Stock Awards	(1,559)	(1,790)
Common stock held by the Benefit Maintenance Plan	(8,007)	(8,007)
Treasury stock (16,942,419 shares at both March 31, 2009 and December 31, 2008)	(210,471)	(210,471)
Accumulated other comprehensive loss, net	(8,584)	(11,111)
TOTAL STOCKHOLDERS' EQUITY	279,722	276,964
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$4,040,758	$4,055,598

DIME COMMUNITY BANCSHARES, INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars In thousands except per share amounts)

	For the Three Months Ended
	March 31, 2009		December 31, 2008	March 31, 2008
Interest income:
Loans secured by real estate	$48,329		$47,987	$43,066
Other loans	37		40	44
Mortgage-backed securities	3,280		3,489	2,216
Investment securities	245		538	708
Federal funds sold and other short-term investments	503		594	2,196
Total interest income	52,394		52,648	48,230
Interest expense:
Deposits and escrow	14,212		14,631	17,968
Borrowed funds	14,042		14,188	11,031
Total interest expense	28,254		28,819	28,999
Net interest income	24,140		23,829	19,231
Provision for credit losses	2,640		1,040	60
Net interest income after provision for credit losses	21,500		22,789	19,171

Non-interest income:
Service charges and other fees	858		1,077	1,049
Mortgage banking (loss) income, net	(1,169)		(1,782)	286
Impairment charge on securities	(5,040)	(1)	(3,209)	-
Gain on sale of other real estate ownedand other assets	431		-	-
Other	874		1,024	832
Total non-interest income (loss)	(4,046)		(2,890)	2,167
Non-interest expense:
Compensation and benefits	7,801		7,011	7,234
Occupancy and equipment	2,086		1,817	1,570
Other	3,721		3,694	3,476
Total non-interest expense	13,608		12,522	12,280

Income before taxes	3,846		7,377	9,058
Income tax expense	996		2,084	3,101

Net Income	$2,850		$5,293	$5,957

Earnings per Share:
Basic	$0.09		$0.16	$0.18
Diluted	$0.09		$0.16	$0.18

Average common shares outstanding for Diluted EPS	32,888,319		32,903,141	32,683,161

(1) Total other-than-temporary impairment on securities was $6,102,000 and $3,209,000, respectively, during the three months ended March 31, 2009 and December 31, 2008.  The non-credit component of the impairment charge recognized in accumulated other comprehensive income was $1,062,000 during the three months ended March 31, 2009.  The non-credit component of the impairment charge recorded during the quarter ended December 31, 2008 was $2,287,000, and was recognized as a cumulative effect adjustment to retained earnings as of January 1, 2009.

DIME COMMUNITY BANCSHARES, INC. AND SUBSIDIARIES
Unaudited Core Earnings and Core Cash Earnings Reconciliations
(Dollars In thousands except per share amounts)

Core earnings and related data are "Non-GAAP Disclosures."  These disclosures present information which management considers useful to the readers of this report since they present a measure of the results of the Company's ongoing operations during the period (exclusive of  gains or losses on sales of securities and other real estate owned and other material non-recurring items).

 Core cash earnings and related data are also "Non-GAAP Disclosures."  These disclosures present information which management considers useful to the readers of this report since they present a measure of the tangible equity generated from operations during each period presented.  Tangible stockholders' equity is derived from stockholders' equity, with various adjustment items that are based upon standards of the Company's primary regulator, the Office of Thrift Supervision.   Tangible stockholders' equity generation is a significant financial measure since banks are subject to regulatory requirements involving the maintenance of minimum tangible capital levels.  A reconciliation between GAAP stockholders' equity (GAAP capital) and tangible stockholders' equity (regulatory capital) can be found in the Company's Form 10-K for the year ended December 31, 2008.

	For the Three Months Ended
	March 31, 2009	December 31, 2008		March 31, 2008

Net income as reported	$ 2,850	$ 5,293		$ 5,957
Loss on sale of other real estate owned and other assets	-	-		-
Impairment charge on equity mutual funds	3,063	-		-
Credit related impairment charge on trust preferred securities	1,977	3,209	(1)	-
Gain on sale of municipal agency securities	(431)	-		-
Non-recurring adjustment to income taxes	-	36		-
Expense associated with prepayment of FHLBNY Advances	185	-		-
Tax effect of adjustments and other non-recurring tax items	(2,185)	(1,449)		29
Core Earnings	$ 5,459	$ 7,089		$ 5,986
Cash Earnings Additions :
Non-cash stock benefit plan expense	640	685		563
Core Cash Earnings	$ 6,099	$ 7,774		$ 6,549
Core Cash EPS (Diluted)	$ 0.19	$ 0.24		$ 0.20
Core Cash Return on Average Assets	0.60%	0.80%		0.75%
Core Cash Return on Average Tangible Stockholders' Equity	10.46%	13.47%		12.09%

(1)  Amount reflects the pre-tax charge through the Company's earnings during the quarter ended December 31, 2008.  Of this total, $2,287,000 was reversed on January 1, 2009 for the cumulative effect adjustment of adopting Financial Accounting Standards Board Staff Positions 115-2 and 124-2, "Recognition and Presentation of Other-Than Temporary Impairments."

DIME COMMUNITY BANCSHARES, INC. AND SUBSIDIARIES
UNAUDITED SELECTED FINANCIAL HIGHLIGHTS
(Dollars In thousands except per share amounts)

	For the Three Months Ended
	March 31, 2009		December 31, 2008	March 31, 2008
Performance Ratios (Based upon Reported Earnings):
Reported EPS (Diluted)	$0.09		$0.16	$0.18
Return on Average Assets	0.28%		0.55%	0.68%
Return on Average Stockholders' Equity	4.08%		7.67%	8.87%
Return on Average Tangible Stockholders' Equity	4.89%		9.17%	11.00%
Net Interest Spread	2.21%		2.42%	2.01%
Net Interest Margin	2.51%		2.63%	2.32%
Non-interest Expense to Average Assets	1.35%		1.29%	1.40%
Efficiency Ratio	55.09%		51.85%	57.39%
Effective Tax Rate	25.90%		28.25%	34.23%

Performance Ratios (Based upon Core Earnings):
Core EPS (Diluted)	$ 0.17		$ 0.22	$ 0.18
Core Return on Average Assets	0.54%		0.73%	0.68%
Core Return on Average Stockholders' Equity	7.82%		10.28%	8.92%
Core Return on Average Tangible Stockholders' Equity	9.36%		12.28%	11.05%

Book Value and Tangible Book Value Per Share:
Stated Book Value Per Share	$ 8.18		$ 8.10	$ 7.97
Tangible Book Value Per Share	6.80		6.79	6.46

Average Balance Data:
Average Assets	$ 4,039,762		$ 3,873,395	$ 3,512,724
Average Interest Earning Assets	3,853,025		3,629,527	3,320,124
Average Stockholders' Equity	279,072		275,896	268,512
Average Tangible Stockholders' Equity	233,200		230,886	216,623
Average Loans	3,311,006		3,237,562	2,896,081
Average Deposits	2,321,613		2,163,553	2,153,031

Asset Quality Summary:
Net (recoveries) charge-offs	$ 1,876	(1)	$ 350	$ 144
Nonperforming Loans	13,123		7,402	3,090
Nonperforming Loans/ Total Loans	0.40%		0.22%	0.11%
Nonperforming Assets	13,423		7,702	3,985
Nonperforming Assets/Total Assets	0.33%		0.19%	0.11%
Allowance for Loan Loss/Total Loans	0.56%		0.53%	0.53%
Allowance for Loan Loss/Nonperforming Loans	139.84%		235.80%	506.96%

Regulatory Capital Ratios:
Consolidated Tangible Stockholders' Equity to Tangible Assets at period end	5.83%		5.79%	6.09%
Tangible Capital Ratio (Bank Only)	7.86%		7.63%	7.77%
Leverage Capital Ratio (Bank Only)	7.86%		7.63%	7.77%
Risk Based Capital Ratio (Bank Only)	11.83%		11.43%	11.78%

(1) Amount includes $347,000 of charge-offs recognized as a direct witedown of loan principal balance and not as a reduction of the allowance for loan losses.

DIME COMMUNITY BANCSHARES, INC. AND SUBSIDIARIES
UNAUDITED AVERAGE BALANCES AND NET INTEREST INCOME
(Dollars In thousands)

	For the Three Months Ended
	March 31, 2009			December 31, 2008			March 31, 2008
			Average			Average			Average
	Average		Yield/	Average		Yield/	Average		Yield/
	Balance	Interest	Cost	Balance	Interest	Cost	Balance	Interest	Cost
Assets:
Interest-earning assets:
Real estate loans	$3,309,307	$48,329	5.84%	$3,235,756	$47,987	5.93%	$2,894,264	$43,066	5.95%
Other loans	1,699	37	8.71	1,806	40	8.86	1,817	44	9.69
Mortgage-backed securities	292,865	3,280	4.48	306,652	3,489	4.55	192,772	2,216	4.60
Investment securities	22,806	245	4.30	27,456	538	7.84	35,655	708	7.94
Other short-term investments	227,015	503	0.89	57,857	594	4.11	195,616	2,196	4.49
Total interest earning assets	3,853,692	$52,394	5.44%	3,629,527	$52,648	5.80%	3,320,124	$48,230	5.81%
Non-interest earning assets	186,070			243,868			192,600
Total assets	$4,039,762			$3,873,395			$3,512,724

Liabilities and Stockholders' Equity:
Interest-bearing liabilities:
Interest Bearing Checking	$109,621	$407	1.51%	$104,224	$603	2.30%	$63,834	$410	2.58%
Money Market accounts	712,311	3,596	2.05	606,647	4,074	2.67	670,662	5,956	3.56
Savings accounts	272,893	353	0.52	269,153	382	0.56	271,839	367	0.54
Certificates of deposit	1,130,672	9,856	3.54	1,090,661	9,572	3.49	1,057,803	11,235	4.26
Total interest bearing deposits	2,225,497	14,212	2.59	2,070,685	14,631	2.81	2,064,138	17,968	3.49
Borrowed Funds	1,321,340	14,042	4.31	1,317,166	14,188	4.29	995,888	11,031	4.44
Total interest-bearing liabilities	3,546,837	28,254	3.23%	3,387,851	28,819	3.38%	3,060,026	28,999	3.80%
Non-interest bearing checking accounts	96,116			92,868			88,893
Other non-interest-bearing liabilities	117,737			116,780			95,293
Total liabilities	3,760,690			3,597,499			3,244,212
Stockholders' equity	279,072			275,896			268,512
Total liabilities and stockholders' equity	$4,039,762			$3,873,395			$3,512,724
Net interest income		$24,140			$23,829			$19,231
Net interest spread			2.21%			2.42%			2.01%
Net interest-earning assets	$306,855			$241,676			$260,098
Net interest margin			2.51%			2.63%			2.32%
Ratio of interest-earning assets to interest-bearing liabilities		108.65%			107.13%			108.50%

Deposits (including non-interest bearing checking accounts)	$ 2,321,613	$ 14,212	2.48%	$ 2,163,553	$ 14,631	2.69%	$ 2,153,031	$ 17,968	3.35%
Interest earning assets (excluding prepayment and other fees)		5.41%			5.70%			5.68%